LINKLATERS & PAINES (NEW YORK)
                  885 THIRD AVENUE, SUITE 2600
                    NEW YORK, NEW YORK 10022
                       FAX (212) 751-9335
                          TELEX 127812





                        30 November 1999



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

Dear Sirs

FT 376 GLOBAL TARGET 15 PORTFOLIO-DECEMBER 1999 SERIES

1. We have acted as special United Kingdom ("UK") taxation advisers in connection with the issue of units ("Units") in the Global Target 15 Portfolio, December 1999 Series (the "Trust") on the basis of directions given to us by Chapman and Cutler, counsel to yourselves.

2. This opinion is limited to UK taxation law as applied in practice on the date hereof by the Inland Revenue and is given on the basis that it will be governed by and construed in accordance with English law as enacted.

3. For the purpose of this opinion, the only documentation which we have examined is a draft prospectus for FT 376 dated 16 November 1999 comprising The Dow Target 5 Portfolio, December 1999 Series; The Dow Target 10
     Portfolio, December 1999 Series; The S&P Target 10 Portfolio, December 1999 Series; The Nasdaq Target 15 Portfolio, December 1999 Series and the Trust (together the "Funds") (the "Prospectus"). We have been advised by
     Chapman and Cutler that there will be no material differences between the Prospectus and the final prospectus to be issued for the Funds to be dated 30 November 1999. Terms defined in the Prospectus bear the same meaning herein.

4.   We have assumed for the purposes of this opinion that:

     4.1. a holder of Units ("Unit holder") is, under the terms of the Indenture governing the Trust, entitled to have paid to him (subject to a deduction for annual expenses, including total applicable custodial fees and certain other costs associated with foreign trading and annual Trustee's, Sponsor's, portfolio supervisory, evaluation and administrative fees and expenses) his pro rata share of all the income which arises to the Trust from the investments in the Trust, and that, under the governing law of the Indenture, this is a right as against the assets of the Trust rather than a right enforceable in damages only against the Trustee;

     4.2. subject as provided in paragraph 9 below, for taxation purposes the Trustee is not a UK resident and is a US resident;

     4.3. the general administration of the Trust will be carried out only in the US;

     4.4. no Units are registered in a register kept in the UK by or on behalf of the Trustee;

     4.5. the Trust is not treated as a corporation for US tax purposes;

     4.6. the structure, including the investment strategy of the Trust, will be substantially the same as that set out in the Prospectus; and

     4.7. each Unit holder is neither resident nor ordinarily resident in the UK (and has not been resident or ordinarily resident in the UK), nor is any such Unit holder carrying on a trade in the UK through a branch or agent in the UK.

5. We understand that the portfolio of the Trust will consist of the common stock of the five companies with the lowest per share stock price of the ten companies in each of the Dow Jones Industrial Average, the Financial Times Industrial Ordinary Share Index and the Hang Seng Index respectively having the highest dividend yield in the respective index as at the close of business on the business day prior to the date of the final prospectus to be issued for the Funds in respect of the stocks comprised in the Dow Jones Industrial Average and three business days prior to the date of the final prospectus to be issued for the Funds in respect of stock comprised in the Financial Times Industrial Ordinary Share Index and the Hang Seng Index; and that the Trust will hold such common stocks for a period of approximately thirteen months, after which time the Trust will terminate and the stocks will be sold. We address UK tax issues in relation only to the common stocks of companies in the Financial Times Industrial Ordinary Share Index comprised in the portfolio of the Trust (the "UK Equities").

6. Where a dividend which carries a tax credit to which an individual resident in the United Kingdom would be entitled under United Kingdom law is paid by a UK resident company to a qualifying US resident which (either alone or together with one or more associated corporations) controls directly or indirectly less than 10 percent of the voting stock of that UK company, the qualifying US resident is entitled under the terms of the double taxation treaty between the US and the UK (the "Treaty"), on making a claim to the UK Inland Revenue, to a payment of a tax credit less a withholding tax of 15 percent of the aggregate amount of the tax credit and the dividend.

     Section 30 of the Finance (No. 2) Act 1997 provides that the tax credit attached to a dividend paid by a UK company on or after April 6, 1999 is equal to one-ninth of the dividend. Therefore, on payment by a UK company of a dividend of 90 pounds on or after April 6, 1999, a tax credit of 10 pounds will arise. The tax credit is less than 15 per cent of the aggregate amount of the tax credit and divided (i.e. 15 per cent of 100). A qualifying US resident which (either alone or together with one or more associated corporations) controls directly or indirectly less than 10 percent of the voting stock of that UK company will therefore not be entitled to any payment in respect of that tax credit under the Treaty in respect of dividends paid on UK Equities.

     This opinion does not consider whether a Unit holder will be a qualifying US resident for the purposes of the Treaty since, for the reasons explained above, even if a Unit holder did satisfy the necessary criteria to be a qualifying US resident, the Unit holder would not be entitled to repayment under the Treaty of any part of the tax credit.

7. The Trust may be held to be trading in stock rather than holding stock for investment purposes by virtue, inter alia, of the length of the time for which the stock is held. If the stock is purchased and sold through a UK resident agent, then, if the Trust is held to be trading in such stock, profits made on its subsequent disposal may, subject to 8 below, be liable to United Kingdom tax on income.

8. Under current law, the Trust's liability to tax on such profits will be limited to the amount of tax (if any) withheld from the Trust's income provided such profits derive from transactions carried out on behalf of the Trust by a UK agent where the following conditions are satisfied:

     8.1. the transactions from which the profits are derived are investment transactions;

     8.2. the agent carries on a business of providing investment management services;

     8.3. the transactions are carried out by the agent on behalf of the Trust in the ordinary course of that business;

     8.4. the remuneration received by the agent is at a rate which is not less than that which is customary for the type of business concerned;

     8.5. the   agent  acts  for  the  Trust  in  an  independent
          capacity.

          The agent will act in an independent capacity if the relationship between the agent and the Trust, taking account of its legal, financial and commercial characteristics, is one which would exist between independent persons dealing at arm's length. This will be regarded as the case by the UK Inland Revenue if, for example, the provision of services by the agent to the Trust (and any connected person) does not form a substantial part of the agent's business (namely where it does not exceed 70 percent of the agent's business, by reference to fees or some other measure if appropriate).

          In   addition,  this  condition  will  be  regarded  as
          satisfied by the UK Inland Revenue if interests in the Trust, a collective fund, are freely marketed;

     8.6. the agent (and persons connected with the agent) do not have a beneficial interest in more than 20 percent of the Trust's income derived from the investment transactions (excluding reasonable management fees paid to the agent); and

     8.7. the agent acts in no other capacity in the UK for the Trust.

          Further, where stock is purchased and sold by the Trust through a UK broker in the ordinary course of a brokerage business carried on in the UK by that broker, and the remuneration which the broker receives for the transactions is at a rate which is no less than that which is customary for that class of business and the broker acts in no other capacity for the Trust in the UK, profits arising from transactions carried out through that broker will not be liable to UK tax.

          Accordingly, unless a Unit holder, being neither resident nor ordinarily resident in the UK, has a presence in the UK (other than through an agent or a broker acting in the manner described above) in connection with which the Units are held, the Unit holder will not be charged to UK tax on such profits.

9. If the Trustee has a presence in the UK, then it is technically possible that income or gains of the Fund could be assessed upon the Trustee, whether arising from securities (which includes stock) or from dealings in those securities. We understand that the Trustee has a branch in the UK. However, we consider that any such risk should be remote provided that:

     9.1. the UK branch of the Trustee will not have any involvement with establishing or managing the Fund or its assets nor derive income or gains from the Fund or its assets.

     9.2. any income derived by the Trustee will be derived by it (see
          6.1 above) as a resident of the US for the purposes of the Treaty; and

          The Trustee (in its capacity as recipient of income on behalf of the Trust) will be a resident of the US for Treaty purposes to the extent that the income derived by the Trust is subject to US tax as the income of a US resident, either in the hands of the Trust itself or in the hands of its beneficiaries.

          We  have assumed that the Trust will not be subject  to
          US tax on its income and that such income will be treated as income of the beneficiaries of the Trust for US purposes. Accordingly, the Trust would be a US resident for the purposes of the Treaty only to the extent that the beneficiaries would be taxable in the US on such income or treated as so taxable by agreement between the relevant authorities. The provisions of the Treaty have been extended to grant resident status to tax exempt charitable trusts and pension funds. We understand that this is confirmed on the US Treasury side by its "Technical Explanation" of the Treaty issued on March 9, 1977.

10. Where the Trustee makes capital gains on the disposal of the UK Equities, a Unit holder will not be liable to UK capital gains tax on those gains.

11. UK stamp duty will generally be payable at the rate of 0.5% of the consideration (rounded to the nearest multiple of 5) in respect of a transfer of the shares in UK incorporated companies or in respect of transfers to be effected on a UK share register. UK stamp duty reserve tax will generally be payable on the entering into of an unconditional agreement to transfer such shares, or on a conditional agreement to transfer such shares becoming unconditional, at the rate of
     0.5 percent of the consideration to be provided. The tax will generally be paid by the purchaser of such shares.

     No UK stamp duty or stamp duty reserve tax should be payable on an agreement to transfer nor a transfer of Units, provided that such transfer is neither executed in nor brought into the UK.

12. In our opinion, the taxation paragraphs contained on page 28 of the Prospectus under the heading "United Kingdom
     Taxation," as governed by the general words appearing immediately under that heading, which relate to the Trust and which are to be contained in the final prospectus to be issued for the Funds, represent a fair summary of material UK taxation consequences for a US resident Unit holder of Units in the Trust.

13. This opinion is addressed to you on the understanding that you (and only you) may rely upon it in connection with the issue and sale of the Units (and for no other purpose).

     This opinion may not be quoted or referred to in any public document or filed with any governmental agency or other person without our written consent. We understand that it is intended to produce a copy of this opinion to the Trustee. We consent to the provision of this opinion to the Trustee and confirm that, insofar as this opinion relates to the UK tax consequences for the Trust and US persons holdings Units in the Trust, the Trustee may similarly rely upon it in connection with the issue and sale of Units. However you should note that this opinion does not consider the UK tax consequences for the Trustee arising from its duties in respect of the Trust under the Indenture.

     We consent further to the reference which is made in the prospectus to be issued for the Fund to our opinion as to the UK tax consequences to US persons holding Units in the Trust.

                                    Yours faithfully




                                    Linklaters & Paines